CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees

Wells Fargo Funds Trust

We consent to the use of our reports dated May 26, 2021, with respect to the financial statements of Wells Fargo Disciplined Small Cap Fund, Wells Fargo Fundamental Small Cap Growth Fund, Wells Fargo Small Cap Fund, and Wells Fargo Special Small Cap Value Fund, collectively four of the funds comprising Wells Fargo Funds Trust, as of March 31, 2021, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts

July 26, 2021